UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2010

AFFINITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-113982	13-3377709
(State of incorporation)	Commission File Number	(IRS Employer
Identification No.)

2575 Vista Del Mar Drive
Ventura, CA 93001	(805) 667-4100
(Address of executive offices)	(Registrant’s telephone
number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                                          Regulation FD Disclosure

On November 30, 2010, Affinity Group, Inc. (the “Company”) issued $333.0 million of 11.5% senior secured notes due 2016 (the “Notes”) at an original issue discount of 2.1%.  Interest on the Notes is due each December 1 and June 1 commencing June 1, 2011.  The Notes mature on December 1, 2016.

The Company used the net proceeds of $326.0 million from the issuance of the Notes: (i) to irrevocably redeem or otherwise retire all of the outstanding 9% senior subordinated notes due 2012 (the “AGI Existing Notes”) in an approximate amount (including accrued interest through but not including November 30, 2010) of $142.5 million; (ii) to permanently repay all of the outstanding indebtedness under our existing senior secured credit facility (the “AGI Existing Credit Facility”) in an approximate amount (including call premium and accrued interest through but not including November 30, 2010) of $153.4 million; (iii) to make a $19.6 million distribution to our direct parent, Affinity Group Holding, Inc., (“Parent”), to enable Parent, together with other funds contributed to the Parent, to redeem, repurchase or otherwise acquire for value and satisfy and discharge all of its outstanding 10 7/8% senior notes due 2012 (the “AGHI Existing Notes”); and (iv) to pay related fees and expenses in connection with the foregoing transactions and to provide for general corporate purposes.

The Camping World credit agreement (the “CW Credit Facility”) remains outstanding and available for borrowings and letters of credit.  Borrowings under the CW Credit Facility are guaranteed by the direct and indirect subsidiaries of Camping World and are secured by a pledge on the stock of Camping World and its direct and indirect subsidiaries and liens on the assets of Camping World and its direct and indirect subsidiaries.  As of November 30, 2010, there were no borrowings outstanding under the CW Credit Facility and $8.6 million of letters of credit were issued under the CW Credit Facility.

The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our existing and future domestic restricted subsidiaries. All of the Company’s subsidiaries other than CWFR Capital Corp. (“CWFR”) will be designated as restricted subsidiaries, and CWFR will constitute our only “Unrestricted Subsidiary”.  In the event of a bankruptcy, liquidation or reorganization of an Unrestricted Subsidiary, holders of the indebtedness of that Unrestricted Subsidiary and their trade creditors will generally be entitled to payment of their claims from the assets of that Unrestricted Subsidiary before any assets are made available for distribution to us. As a result, with respect to assets of Unrestricted Subsidiaries, the notes will be structurally subordinated to the prior payment of all of the debts of such Unrestricted Subsidiaries.

The Notes and the related guarantees are our and the guarantors’ senior secured obligations.  The Notes (i) rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness, (ii) rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness, (iii) are structurally subordinated to all future indebtedness of our subsidiaries that are not guarantors of the notes and (iv) are effectively subordinated to the CW Credit Facility and any future credit facilities in replacement thereof to the extent of the value of the collateral securing indebtedness under such facilities.

The indentures governing the Notes limits the Company’s ability to, among other things, incur more debt, pay dividends or make other distributions to our parent, redeem stock, make certain investments, create liens, enter into transactions with affiliates, merge or consolidate, transfer or sell assets and make capital expenditures.

Subject to certain conditions, we must make an offer to purchase some or all of the notes with the excess cash flow offer amount (as defined in the indenture) determined for each applicable period, commencing with the annual period ending December 31, 2011, and each June 30 and December 31 thereafter, at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

The Notes were sold only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities. The Notes have not been registered under the Securities Act, any other federal securities laws or the securities laws of any state.  In connection with the offering, the Company has agreed to file an exchange offer registration statement with the U.S. Securities and Exchange Commission with respect to an offer to exchange the notes and, under certain circumstances, a shelf registration statement with respect to resale of the notes. Until registered, the notes may be offered or sold only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction and will therefore be subject to substantial restrictions on transfer.

The information contained in this filing is neither an offer to sell nor the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINITY GROUP, INC.
(Registrant)

Date: November 30, 2010	/s/ Thomas F. Wolfe
Thomas F. Wolfe
Senior Vice President
and Chief Financial Officer